UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2026

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26224	51-0317849
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Campus Road

Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 275-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $.01 Per Share	IART	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

On October 19, 2026, Integra LifeSciences Holdings Corporation (the “Company”) entered into an amended and restated credit agreement with a syndicate of lending banks, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer (the “Credit Agreement”). In addition, on October 19, 2026 the Company completed a private unregistered offering of $450 million aggregate principal amount of its 9.500% Senior Secured Notes due 2033 (the “Notes”).

Credit Agreement

The Credit Agreement makes an aggregate principal amount of up to $1.65 billion available to the Company through the following facilities: (i) a $600 million senior secured revolving credit facility with a five year maturity (the “Revolving Facility”), subject to certain sublimits for the issuance of letters of credit and swing line loans, (ii) a $600 million senior secured term loan A facility with a five year maturity (the “Term Loan A Facility”) and (iii) a $450 million senior secured term loan B facility with a seven year maturity (the “Term Loan B Facility”). The Company’s obligations under the Credit Agreement are guaranteed by substantially all of its existing and future wholly-owned domestic subsidiaries, subject to customary exceptions, and are secured on a first-priority basis by substantially all of the tangible and intangible assets of the Company and the guarantors, subject to customary exceptions (including real property and leasehold interests).

Borrowings under the Credit Agreement bear interest, at the Company’s option, at a rate equal to (i) Term SOFR (as defined in the Credit Agreement) in effect from time to time plus the applicable rate or (ii) the highest of (w) the weighted average overnight Federal funds rate, as published by the Federal Reserve Bank of New York, plus one half of 1.00%, (x) the prime lending rate of Bank of America, N.A. or (y) the one-month Term SOFR plus 1.00% and (z) 1.00%. The applicable rate for Term SOFR borrowings under the Term Loan B Facility is 4.25%. The applicable rate for Term SOFR borrowings under the Revolving Facility and the Term Loan A Facility is initially 3.00% and, following delivery of the compliance certificate for the fiscal quarter ending December 31, 2026, will range from 2.00% to 3.25% based on the Company’s consolidated total leverage ratio (defined as the ratio of (a) consolidated funded indebtedness as of such date to (b) consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date) at the time of the applicable borrowing.

The Company will also pay an annual commitment fee of 0.20% to 0.35% (fixed at 0.30% until delivery of the compliance certificate for the fiscal quarter ending December 31, 2026) on the daily amount by which the commitments under the Revolving Facility exceed the outstanding loans and letters of credit under the Revolving Facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

In addition, on October 19, 2026, the Company and the subsidiary guarantors of the Company entered into a ratification agreement to the Credit Agreement with Bank of America, N.A., as Administrative Agent (the “Ratification Agreement”). A copy of the Ratification Agreement is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Indenture

On October 19, 2026, the Company entered into an Indenture (the “Indenture”), dated as of October 19, 2026, with Truist Bank, as trustee and notes collateral agent (the “Trustee”) and the guarantor parties thereto (the “Guarantors”), relating to the issuance of the Notes.

The Notes bear interest at a rate of 9.500% per year, payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 2027. The Notes will mature on November 1, 2033, unless earlier repurchased or redeemed.

The Notes will be guaranteed on a senior secured basis, jointly and severally, by each of the Company’s wholly-owned domestic subsidiaries that is a guarantor under our Credit Agreement and, subject to certain exceptions, each of the Company’s current and future wholly-owned domestic subsidiaries that guarantees indebtedness under any of the Company or any guarantor’s credit facilities or capital markets debt with an aggregate outstanding principal amount in excess of $200 million.

The Notes will be the Company’s senior secured obligations, will be senior in right of payment to any existing and future subordinated indebtedness of the Company, pari passu in right of payment with all existing and future senior indebtedness of the Company, including its indebtedness under the Credit Agreement, secured on a first-priority basis by the collateral owned by the Company (subject to permitted liens) on a pari passu basis as to the collateral owned by the Company with respect to borrowings under the Credit Agreement and any other future first lien obligations, structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of subsidiaries of the Company that do not guarantee the Notes, effectively senior to all existing and future unsecured indebtedness and other unsecured obligations of the Company to the extent of the value of the collateral owned by the Company, after giving effect to the intercreditor arrangements with the lenders under the Credit Agreement, effectively subordinated to any existing or future indebtedness of the Company that is secured by liens on assets that do not constitute a part of the collateral to the extent of the value of such assets, and unconditionally guaranteed by the Guarantors.

The Company may redeem some or all of the Notes prior to November 1, 2029, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest thereon, to, but excluding, the redemption date, plus a “make-whole” premium. Thereafter, the Notes will be redeemable at specified redemption prices, plus accrued and unpaid interest thereon, to, but excluding, the redemption date. In addition, prior to November 1, 2029, the Company may redeem up to 40% of the aggregate principal amount of Notes with the proceeds of certain equity offerings at a redemption price equal to 109.500% of their principal amount, plus accrued and unpaid interest thereon to, but excluding, the redemption date. The Company may make such redemption only if, after any such redemption, at least 50% of the original aggregate principal amount of Notes remain outstanding.

If a change of control (as defined in the Indenture) occurs, the Company will be required to offer to purchase the Notes at a price equal to 101% of the principal amount of such Notes, together with any accrued and unpaid interest, to, but excluding, the date of purchase. In addition, if an asset sale (as defined in the Indenture) occurs, the Company may in certain circumstances be required to offer to purchase the Notes at a price equal to 100% of the principal amount of such Notes, together with any accrued and unpaid interest, to, but excluding, the date of purchase.

The Indenture contains covenants that limit the Company’s ability and the ability of certain of the Company’s restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	enter into transactions with stockholders or affiliates;

•	effect a consolidation or merger; or

•	designate its subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of other limitations and exceptions set forth in the Indenture.

The Indenture provides for customary events of default, including, but not limited to, failure to pay principal and interest, failure to comply with covenants, agreements or conditions, and certain events of bankruptcy or insolvency involving the Company and its significant subsidiaries.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On October 19, 2026, in connection with the entry into the Credit Agreement, the Company used a portion of the proceeds of the borrowings under the Credit Agreement and the offering of the Notes to repay in full all outstanding term loans and revolving loans, together with accrued and unpaid interest and fees, under its Seventh Amended and Restated Credit Agreement, dated as of March 24, 2023 (as amended by Amendment No. 1, dated as of June 6, 2025, and as otherwise amended prior to the date hereof, the “Existing Credit Agreement”), among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the revolving commitments thereunder were terminated. The Existing Credit Agreement provided for a $1.3 billion revolving credit facility and a $775 million term loan facility, each scheduled to mature on March 24, 2028, subject to certain springing maturity conditions. Letters of credit outstanding under the Existing Credit Agreement were deemed issued under the Credit Agreement. The Company did not incur any early termination penalties in connection with the repayment of the Existing Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On October 19, 2026, the Company issued a press release announcing the closing of the Credit Agreement and Notes offering. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of such section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of October 19, 2026, by and between Integra LifeSciences Holdings Corporation, Truist Bank, as trustee and notes collateral agent, and the guarantor parties thereto.

10.1	Amended and Restated Credit Agreement, dated October 19, 2026, among Integra LifeSciences Holdings Corporation, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and a L/C Issuer.

10.2	Ratification Agreement, dated as of October 19, 2026, between Integra LifeSciences Holdings Corporation, the Subsidiary Guarantors of Integra LifeSciences Holdings Corporation and Bank of America, N.A., as Administrative Agent.

99.1	Press Release, dated October 19, 2026, issued by Integra LifeSciences Holdings Corporation.

104	Cover Page Interactive Data File (embedded within the inline XRBL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: October 19, 2026	By:	/s/ Lea Knight
Lea Knight
	Title:	Executive Vice President and Chief Financial Officer